Exhibit 10.3
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY REGULATIONS
OF
MUSTANG CAPITAL MANAGEMENT, LLC

These Amended and Restated Limited Liability Company Regulations (these “Regulations”) of Mustang Capital Management, LLC (the “Company”), are entered into as of July 9, 2008 (the “Effective Date”), by and among John K. H. Linnartz (“Linnartz”) and Western Mustang Holdings LLC, a Delaware limited liability company (“Holdings”), as the members of the Company as of the Effective Date (each a “Member,” and collectively, the “Members”) and the persons who become Members of the Company in accordance with the provisions hereof and whose names are set forth as Members on Schedule A hereto.

R E C I T A L S

WHEREAS, the Company was formed on November 7, 2002 pursuant to the Texas Limited Liability Company Act, Tex. Rev. Civ. Stat. Ann. art. 1528n, as amended from time to time (the “Act”) by Linnartz, as the sole initial Member of the Company;

WHEREAS, Linnartz entered into the Limited Liability Company Regulations of the Company, dated as of November 7, 2002 (the “Original Regulations”), to set forth certain terms and conditions relating to the operation of the Company’s business;

WHEREAS, the Company serves as the general partner of Mustang Capital Advisors, LP, a Texas limited partnership (“MCA”), and owns a 1% partnership interest therein;

WHEREAS, because Linnartz is the sole member of the Company and the sole limited partner of MCA, while MCA is a partnership and Company is a limited liability company for state law purposes, both MCA and the Company are disregarded entities for federal income tax purposes, and for such purposes have until the Effective Date instead been a sole proprietorship of Linnartz;

WHEREAS, on the Effective Date, Linnartz, Holdings and Western Sizzlin Corporation, a Delaware corporation (“Western”), are entering into a Purchase Agreement (the “Purchase Agreement”), pursuant to which Linnartz will sell to Holdings a 50.5% partnership interest in MCA and a 51% Membership Percentage (as defined below) in the Company;

WHEREAS, on the date hereof, Linnartz and Holdings are entering into a Amended and Restated Limited Partnership Agreement of MCA to admit Holdings as a limited partner of MCA and to set forth the rights and obligations of the partners of MCA;

WHEREAS, such sale and assignment shall be considered for federal income tax purposes a sale by Linnartz of assets of a sole proprietorship, and Linnartz and Holdings shall then be considered to have contributed a portion of intangible assets purchased in such deemed sale to the Company at the fair market values that appears across from their respective names on Schedule A hereto as Linnartz’s and Holdings’ initial Capital Contribution in the Company;

WHEREAS, upon such sale and assignment, Holdings will become, for federal income tax purposes, the only other partner of the Partnership, and the Partnership will thus thereafter be considered a partnership for federal income tax purposes;

WHEREAS, the Members now wish to amend and restate the Original Regulations to admit Holdings as a Member and to set forth the rights and obligations of the Members to be effective as of the Effective Date; and

WHEREAS, the Members do hereby adopt these Regulations as the limited liability company regulations of the Company to replace the Original Regulations;

NOW, THEREFORE, in consideration of the covenants and the promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

Section 1.                      Formation of the Company and Agreement of the Members.

(a)           The Company was formed pursuant to the Act on November 7, 2002, by filing of the Articles of Organization of the Company with the Secretary of State of the State of Texas.

(b)           For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing these Regulations hereby agree to the terms and conditions of these Regulations, as it may from time to time be amended.  It is the express intention of the Members that these Regulations shall be the sole source of agreement of the parties and, except to the extent a provision of these Regulations expressly incorporates federal income tax rules by reference to sections of the Code or the Tax Regulations (each as define below) or is expressly prohibited or ineffective under the Act, these Regulations shall govern, even when inconsistent with, or different than, the provisions of the Act or any other law or rule.  To the extent any provision of these Regulations is prohibited or ineffective under the Act, these Regulations shall be deemed to be amended to the least extent necessary in order to make these Regulations effective under the Act.  In the event the Act is subsequently amended or interpreted in such a way to make any provision of these Regulations that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

Section 2.                      Membership Percentage.  The “Membership Percentage” of each Member as of the Effective Date shall be the percentage set forth opposite such Member’s name on Schedule A hereto.  The Membership Percentages shall be adjusted as additional Capital Contributions (as defined in Section 5 of these Regulations) are made by the Members, so that the Membership Percentage of each Member shall be equal to the total capital contributions made by such Member after the Effective Date over the total capital contributions made by all Members to the Company after the Effective Date.  From time to time the Members shall amend Schedule A to reflect new Membership Percentages and aggregate Capital Contributions (as defined in Section 5 of these Regulations).

Section 3.                      Registered Office and Registered Agent.  The street address of the registered office of the Company shall be, 1506 McDuffie Street, Houston, Texas 77019, and the name of its registered agent at such address is John K. H. Linnartz.

Section 4.                      Company Purposes.  The purposes of the Company shall be to conduct the following activities:  (i) to hold a general partnership interest in MCA and (ii) any other purposes permitted by law.

Section 5.                      Tax Characterization and Certain Defined Terms.  It is intended that, as of the Effective Date, the Company be characterized and treated as a partnership for, and solely for, federal, state and local income tax purposes.  For such purpose, (i) the Company shall be subject to all of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code, (ii) all references to a “Partner,” to “Partner” and to the “Partnership” in these Regulations (including the provisions of Schedule B hereto) and in the provisions of the Code and Tax Regulations cited in these Regulations shall be deemed to refer to a Member, the Members and the Company, respectively.  In addition, the following terms shall have the following meanings:

(a)           “Adjusted Capital Account Balance” shall mean with respect to any Member, the balance in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i)           credit to such Capital Account any amounts which such Member is obligated to restore, because of a promissory note to the Company or otherwise pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore pursuant to the penultimate sentence in each of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii)           debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4); 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

This definition of Adjusted Capital Account Balance is intended to comply with the “alternative economic effect” test of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

(b)           “Affiliate” means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

(c)           “Applicable Amount” means a dollar amount equal to (i) the aggregate amount of assets under management by MCA at the date of the Put Event causing the determination (such value being determined in accordance with past practices of MCA at the Effective Date and consistently applied), multiplied by (ii) $20,593 as a percentage of the aggregate amount of assets under management by MCA at the Effective Date, with such result multiplied by Linnartz’s Membership Percentage at the date of the Put Event.

(d)           “Available Cash” means, at any given date, cash on hand of the Company after provision for payment of all outstanding and unpaid current obligations of the Company as of such time and the creation of any reserves reasonably deemed necessary by the Manager.

(e)           “Capital Account” means the account established and maintained for each Member pursuant to Section 7 of these Regulations.

(f)           “Capital Contribution” means with respect to any Member, the amount of money and the Gross Asset Value of any property (other than money) contributed to the Company by such Member, net of liabilities encumbering such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Depreciation” means each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, except as required by Section 1.704-3(d) of the Regulations, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

(i)           “Disability” means the failure of Linnartz, by reason of accident, illness, incapacity or other disability, to perform his duties or fulfill his obligations as the sole Manager of the Company, with or without reasonable accommodation, for a cumulative total of 60 days, whether or not consecutive, within any 12-month period.

(j)           “Expenses” means all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent.

(k)           “Fiscal Year” means the calendar year.

(l)           “Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)           the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Manager; and

(ii)           the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Manager, at each of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member for more than a de minimis contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by any new or existing Member; (iv) as permitted under Section 1.704-1(b)(2)(iv)(f)(5)(iv) if the Company meets the requirements of such provision; and (v) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that the adjustments pursuant to clauses (i), (ii), (iii) and (iv) above shall be made only if the General Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

(iii)           the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as reasonably determined by the Manager and, in the case of the distribution of a Company asset to the Manager, as approved by all of the Members; and

(iv)           the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Sections 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the Manager reasonably determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(v)           if the Gross Asset Value of an asset has been determined or adjusted pursuant to clause (a), (b) or (d) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(m)           “Hypothetical Liquidation Amount” means the amount expressed in dollars that Linnartz would receive if, on the date of the particular Put Event, the Company sold all of its tangible assets at their fair market values for cash, paid its liabilities and distributed the remaining amount pursuant to Section 18(b)(iii) after having allocated all taxable income, gain, loss and deduction for such Fiscal Year, including that from such deemed sale, and having made all Capital Account adjustments for such Fiscal Year.  For purposes of calculating such Hypothetical Liquidation Amount:

(i)           all securities and other assets owned indirectly by the Company shall be considered owned directly by the Company in proportion to the Company’s interest in the entity holding such assets, calculated at the date of the particular Put Event, consistently with the method used for calculating similar amounts in connection with the Contributed Securities (as defined in the Amended and Restated Limited Partnership Agreement of MCA); and

(ii)           the fair market value of securities owned directly or indirectly by the Company shall be determined at the date of the particular Put Event, in accordance with the applicable valuation methodologies described in Section 3.7(a) of the Purchase Agreement.

(n)           “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or the Manager in any matter material to either such party (other than with respect to matters concerning the Manager under this Agreement, or of other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Manager in an action to determine the Manager’s rights under Section 2 of these Regulations.  The Company shall pay the reasonable fees of the Independent Counsel referred to above.

(o)           “Imputed Tax Rate” means, for any Fiscal Year, 40%.

(p)           “Person” means any individual, partnership, limited liability company, corporation, unincorporated organization or association, trust (including the trustees thereof in their capacity as such) or other entity.

(q)           “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which Manager was, is or will be involved as a party or otherwise, by reason of the fact that the Manager is or was a manager, officer or director of the Company, by reason of any action taken by him or it or of any inaction on his or its part while acting as a manager, officer or director of the Company, or by reason of the fact that he is or was serving at the request of the Company as a manager, director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other entity; in each case whether or not he is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under Section 12 of these Regulations.

(r)           “Profits and Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)           Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(ii)           Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(iii)           In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or subparagraph (iii) of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)           Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the terms of this Agreement;

(vi)           Notwithstanding any other provision hereof, any items which are specially allocated pursuant to this Agreement shall not be taken into account in computing Profits or Losses; and

(vii)           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734 of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated either as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases the basis of the asset) from the disposition of the asset.

(s)           “Tax Distribution” means the product of (i) the net positive sum, if any, of the items required to be shown on lines 1-11 of Schedule K-1 (Form 1065) for each Member for such Fiscal Year, and (ii) the Imputed Tax Rate.

(t)           “Tax Regulations” shall have the meaning given that term in Schedule B hereto.

(u)           “Taxable Year” or “Fiscal Year” shall mean the calendar year, or a period beginning on the date the Company is treated as coming into existence for federal income tax purposes and ending on the first December 31 following such date, or a period ending on a date the Company terminates for federal income tax purposes and commencing on the immediately preceding January 1.

Section 6.                      Capital Contributions.

(a)           Each Member has made an initial Capital Contribution (in the case of Holdings, shall be deemed to have made a Capital Contribution by virtue of its purchase of a 51% Membership Percentage from Linnartz pursuant to the Purchase Agreement) to the Company in the amount set forth opposite such Member’s name on Schedule A hereto which the Members agree represents a proportion of intangible assets and is the fair market value of such contributed intangible assets.  Except as set forth below in Section 6(b), no Member shall be required to make an additional Capital Contribution.

(b)           Notwithstanding Section 6(a) hereof, if in good faith the Manager (as defined below) determines that the Company requires additional funds to operate the business, the Manager shall provide written notice to the Members setting forth (i) the aggregate amount required, (ii) the purpose for which such additional funds are required, (iii) each Member’s pro rata portion of the aggregate amount required from all Members, which shall be calculated based on each Member’s Membership Percentage, and (iv) whether such funds shall be in the form of an additional Capital Contribution or a loan to the Company.  Upon receipt of such written notice, each Member shall have fifteen (15) days to make the required contribution.  If a Member does not make the required contribution, the other Member shall be permitted to make an additional Capital Contribution or a loan to the Company or advance money on his or its behalf, unilaterally, provided, however, that if a Member makes an additional Capital Contribution unilaterally after having received such written notice from the Manager, the non-contributing Member(s) shall be ratably diluted.  To the extent a Member makes an additional Capital Contribution, the Manager shall update Schedule A hereto in order to reflect such additional Capital Contribution.

Section 7.                      Capital Accounts.  Based upon the Members’ initial Capital Contributions, the initial Capital Account of each Member is set forth on Schedule A hereto.  A separate Capital Account shall be maintained for each Member throughout the term of the Company in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Tax Regulations as in effect from time to time and, to the extent not inconsistent with the Tax Regulations, the Capital Account maintenance provisions of the definition of “Gross Asset Value” and the following provisions:

(a)           To each Member’s Capital Account there shall be credited (i) the amount of money contributed by such Member to the Company (including liabilities of the Company assumed by such Member as provided in Section 1.7041-(b)(2)(iv)(c) of the Tax Regulations); (ii) the fair market value of any property (as determined by the Manager in his sole discretion) contributed to the Company by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); and (iii) such Member’s share of Profits (as defined below) and items of income and gain that are specially allocated.

(b)           To each Member’s Capital Account there shall be debited (i) the amount of money distributed to such Member by the Company (including liabilities of such Member assumed by the Company as provided in Section 1.7041-(b)(2)(iv)(c) of the Tax Regulations) other than amounts that are in repayment of debt obligations of the Company to such Member; (ii) the fair market value of property (as determined by the Manager in his sole discretion) distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code); and (iii) such Member’s share of Losses (as defined below) or items of loss or deduction that are specially allocated.

Section 8.                      Allocation of Profits and Losses.

(a)           Except as otherwise provided in this Agreement, Profits and Losses for each Fiscal Year or Interim Period shall be allocated to the Members in proportion to their Membership Percentages.  Notwithstanding the foregoing, in the Fiscal Year in which the Company is liquidated pursuant to Section 18 and any Fiscal Years thereafter, Profits and Losses shall be allocated to the Members in whatever manner (including allocations of items of income, gain, loss or deduction) so that after such allocations and all other Capital Accounts adjustments for such year the respective Capital Account balances of the Members shall be in such ratios so to as nearly as possible cause the distributions pursuant to Section 18(b)(iii) to be in accordance with the Membership Percentages of the Members.

(b)           In the event Section 704(c) of the Code requires allocations of Profits and Losses in a manner different than that set forth above, the provisions of Section 704(c) of the Code and the Tax Regulations thereunder shall control such allocations among the Members.  Any item of Company income, gain, loss and deduction with respect to any property that has been contributed by a Member to the capital of the Company that is required or permitted to be allocated to such Member for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of his or its contribution shall be allocated solely for income tax purposes using any reasonable method permitted under Section 704(c) of the Code and the Tax Regulations that is selected by the Manager.

(c)           The provisions of these Regulations relating to the allocation of Profits and Losses and the maintenance of Capital Accounts are intended to comply with Section 704(b) of the Code, and shall be interpreted and applied in a manner consistent with such section of the Code and Tax Regulations promulgated thereunder and in accordance with Schedule B hereto.  In the event the Manager shall determine that it is prudent, necessary or appropriate to modify the allocation of Profits and Losses and/or the manner in which the Capital Accounts or any debits or credits thereto (including, without limitation, debits or credits relating to nonrecourse liabilities or liabilities that are incurred by contributed or distributed property or that are assumed by the Company or any Member) are computed in order to comply with such Code section and Tax Regulations, the Manager may make such modification (including modification to these Regulations, if necessary or appropriate).  The Manager also shall make any appropriate modifications if unanticipated events might otherwise cause these Regulations not to comply with the foregoing Code section and Tax Regulations.

(d)           No amount of Losses, or items thereof, shall be allocated to any Member to the extent that any such allocation would cause such Member to have or increase the amount of an existing deficit in such Member’s Adjusted Capital Account balance at the end of any Fiscal Year.  All Losses in excess of the limitation set forth in this Section 8(d) shall be allocated among such other Members, who have positive Adjusted Capital Account balances, in proportion to their Membership Percentages until each Member’s Adjusted Capital Account balance is reduced to zero.  Thereafter, any remaining Losses shall be allocated to the Members in proportion to their relative interests in the Company as required by Section 704(b) of the Code.

Section 9.                      Other Allocation Rules.

(a)           For purposes of determining the Profits, Losses, or any other item allocable to any period (including allocations to take into account any changes in any Member’s Membership Percentage during a Fiscal Year and any transfer of any interest in the Company), Profits, Losses, and any such other item shall be determined on a daily, monthly, or other basis by the Manager using any permissible method under Section 706 of the Code and the Tax Regulations thereunder.

(b)           The Members are aware of the income tax consequences of the allocations made by Sections 7 and 8 hereof and hereby agree to be bound by the provisions of Sections 7 and 8 hereof in reporting their shares of Company income and loss for income tax purposes.

Section 10.                                Distributions.

(a)           Distributions of Available Cash shall be made pro rata to the Members in accordance with their Membership Percentages at such time or times as the Manager shall determine consistent with the provisions of these Regulations.

(b)           Notwithstanding Section 10(a), prior to any winding up of the Company and within a reasonable time after the end of each Fiscal Year, the sole manager shall, to the extent permitted by the Act, and to the extent the Company has legally available funds therefor, cause the Company to make cash distributions to each of the Members in an amount not less than the Tax Distribution which shall be considered an advance of distributions to be made pursuant to Section 10(a) and 18(b)(iii).

Section 11.                                Management by Manager.  All Members hereby agree that the powers of the Company shall be exercised by or under the authority of, and the business affairs of the Company shall be managed under the direction of a sole manager (the “Manager”).  Except as expressly provided herein or as otherwise required by law, the Manager shall have complete and exclusive control of the management of the Company’s business and affairs, and the Members, other than the Manager, shall have no right to participate in the management of the conduct of the Company’s business and affairs nor any power or authority to act for or on behalf of the Company in any respect whatsoever.  Except as otherwise specifically provided in these Regulations, the Manager shall have the right, power and authority on behalf of the Company and in his or its name to execute documents or other instruments and exercise all of the rights, power and authority of the Company under the Act, subject only to any express limitations set forth in these Regulations.  The initial Manager of the Company is Linnartz.  The Manager shall hold office until his successor has been elected by those Members whose Membership Percentages in the aggregate represent a majority of the Membership Percentages owned by all of the Members, or until his earlier death, resignation, or removal; provided, however, that any successor so elected and any such removal of Linnartz shall not be effective until 60 days after Linnartz receives written notice of same.

Section 12.                                Exculpation and Indemnification of the Manager.

(a)           The Manager and his employees, agents, authorized representatives and Affiliates shall not be liable or accountable, in damages or otherwise, to the Company or to any Member for any thing the Manager may do or refrain from doing on behalf of the Company, except in the case of the Manager’s willful breach of a material provision of these Regulations or gross negligence in connection with the business and affairs of the Company.

(b)           Subject to Section 12(c) below, the Company shall indemnify the Manager, if the Manager was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Proceeding by reason of (or arising in part out of) any event or occurrence related to the fact that the Manager is or was a director, officer, employee, controlling person, fiduciary or other agent or affiliate of the Company or any subsidiary of the Company, or is or was (or is alleged to be or to have been) serving at the request of the Company as a director, officer, employee, controlling person, fiduciary or other agent or affiliate of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of the Manager while serving in such capacity, including, without limitation, under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other United States federal or state law or regulation, at common law or otherwise, against (i) any and all Expenses (as defined below), and (ii) all judgments, penalties, fines and amounts paid in settlement, in each case actually and reasonably incurred by the Manager, or on his behalf, in connection with any such Proceeding or any claim, issue or matter therein.

(c)           It shall be a condition of the required indemnification of the Manager pursuant to subsection 12(b) above that:

(i)            the Manager (x) acted in good faith and (y) reasonably believed that his conduct was (A) in the case of the Manager in his or its official capacity, in the Company’s best interests or (B) in all other cases, at least not opposed to the Company’s best interests; and

(ii)           a determination that the foregoing standard of conduct necessary for indemnification has been met shall have been made by Independent Counsel.

(d)           In addition, the Company will advance, before the final disposition of any Proceeding, all Expenses incurred by the Manager in connection with any Proceeding, within 30 days after the Company’s receipt of a statement or statements from the Manager requesting such advance or advances from time to time.  Such statement or statements shall reasonably evidence the Expenses and include or be preceded by an undertaking by or on behalf of the Manager to repay any Expenses advanced if it is ultimately determined that the Manager is not entitled to be indemnified against such Expenses.  Any advances and undertakings to so repay shall be unsecured and interest-free.

(e)           To obtain indemnification under this Section 12, the Manager shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to the Manager and is reasonably necessary to determine whether and to what extent the Manager is entitled to indemnification.  Independent Counsel selected by the Manager to make shall make a determination that the standard of conduct set forth in Section 12(c)(i) has been met no later than 90 days after such written request has been received by the Company.

(f)           The rights granted pursuant to this Section 12 shall be deemed contract rights and shall inure to the benefit of any Person entitled to indemnification and advancement of Expenses under this Section 12 regardless of whether such Person has executed or adopted these Regulations.  No amendment, modification or repeal of this Section 12 shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any such amendment, modification or repeal.

(g)           Notwithstanding any other provision of this Section 12, to the extent that the Manager has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, or in the defense of any Proceeding or any claim, issue or matter therein, the Manager shall be indemnified against all Expenses incurred by the Manager in connection therewith.

Section 13.                                Tax Matters Partner.  The Manager shall be the Tax Matters Partner of the Company pursuant to Section 6231(a)(7) of the Code.  Such Member shall not resign as the Tax Matters Partner unless, on the effective date of such resignation, the Company has designated another Member as Tax Matters Partner and such Member has given his or its consent in writing to its appointment as Tax Matters Partner.  The Tax Matters Partner shall receive no additional compensation from the Company for its services in that capacity, but all expenses incurred by the Tax Matters Partner in such capacity shall be borne by the Company.  The Tax Matters Partner is authorized to employ such accountants, attorneys and agents as it, in his or its sole discretion, determines is necessary to or useful in the performance of its duties.  In addition, such Member shall serve in a similar capacity with respect to any similar tax related or other election provided by state or local laws.

Section 14.                                Powers of the Members.  The Members, other than the Manager, shall not take part in the management of the Company’s business nor transact any business for the Company in their capacity as Members, nor shall they have power to sign for or to bind the Company.

Section 15.                                Transfer of a Company Interest.  No Member may transfer any portion of his or its interest in the Company without the prior written unanimous consent of the other Members, which consent may be given or withheld in the sole and absolute discretion of the Member, provided, however, that any Member may transfer all or a portion of his or its interest in the Company to an Affiliate of such Member or by last will and testament or by operation of law.

Section 16.                                Dissolution and Term of the Company.  The Company shall dissolve upon any act or event requiring dissolution under the Act.  Subject to an earlier dissolution as described in the preceding sentence, the Company shall have a perpetual duration.

Section 17.                                Company Purchase Obligations.

(a)           Death, or Disability.                                                      In the event of Linnartz’s death or Disability, then Holdings shall, within 20 days thereafter, purchase from Linnartz’s legal representative all of Linnartz’s Membership Percentage, at the price and on the terms set forth below.

(b)           Earnout.                      At any time after Holdings has received aggregate distributions from either or both of MCA and the Company of an amount equal to $1,050,241 (the “Earnout”), then Linnartz shall have the right to require Holdings to purchase from Linnartz all of Linnartz’s Membership Percentage, at the price and on the terms set forth below, by delivering a written notice to Holdings setting forth the price, the form of consideration and the closing date of such purchase, all in accordance with the terms set forth below (such written notice, a “Put Notice”).

(c)           Linnartz Ceases to be the Manager of the Company.  If at any time prior to the Earnout, Linnartz is removed or is otherwise replaced as the Manager of the Company, other than due to his death, disability or resignation, then Linnartz shall have the right to require Holdings to purchase from Linnartz all of Linnartz’s Membership Percentage, at the price and on the terms set forth below, by delivering a Put Notice to Holdings.

The events described in (a), (b) and (c) above are collectively referred to as the “Put Events.”  The closing of the purchase and sale of Linnartz’s Membership Percentage (i) under shall be not less than 30 nor more than 60 days after the date the designated event occurs, and (ii) under (b) or (c) above shall be held on such date and at such time as is specified in the Put Notice, except the date so specified must be not less than 30 nor more than 60 days after the date Holdings receives such Put Notice.

The price Holdings shall pay for Linnartz’s Membership Percentage in connection with a purchase pursuant to (a), (b) or (c) above shall equal the sum of (i) the Applicable Amount, and (ii) the Hypothetical Liquidation Amount, both determined at the date of the applicable Put Event.  At the closing of the purchase and sale of Linnartz’s Membership Percentage, Holdings shall pay to Linnartz:

(x)           the Applicable Amount 28.56% in cash and 71.44% in common stock of Western or its successor-in-interest, with such shares delivered at the closing of the purchase valued at the average of the closing prices of such common stock during the 10 trading days prior to the date of the Put Event; and

(y)           the Hypothetical Liquidation Amount in cash.

Section 18.                                Effect of Dissolution; Distribution of Assets; Winding Up.

(a)           Upon dissolution, the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of cancellation has been filed with the Office of the Secretary of State of the State of Texas.

(b)           Upon the winding up of the Company, the Manager (or such Person(s) designated by the Manager) shall take full account of the assets and liabilities of the Company, shall liquidate the assets (unless the Manager determines that a distribution of any Company property in-kind would be more advantageous to the Members than the sale thereof, in which case the adjustments to the Members’ respective Capital Account pursuant to Section 7 shall be made immediately prior to such distribution) as promptly as is consistent with obtaining the fair value thereof, and shall apply and distribute the proceeds therefrom in the following order:

(i)           first, to the payment of the debts and liabilities of the Company to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of such debts and liabilities, and to the payment of necessary expenses of liquidation;

(ii)           second, to the setting up of any reserves that the Manager may deem necessary or appropriate for any anticipated obligations or contingencies of the Company arising out of or in connection with the operation or business of the Company.  Such reserves may be paid over by the Manager to an escrow agent or trustee selected by the Manager, to be disbursed by such escrow agent or trustee in payment of any of the aforementioned obligations or contingencies and, if any balance remains at the expiration of such period as the Manager shall deem advisable, shall be distributed by such escrow agent or trustee in the manner hereinafter provided; and

(iii)           the balance remaining, if any, to the Members in accordance with their positive Capital Account balances, after giving effect to all contributions, distributions and allocations for all periods.  All distributions pursuant to this Section 18(b)(iii) shall be made in accordance with Tax Regulations Section 1.704-1(b)(2)(ii)(b)(2) including the timing requirements thereof.

(c)           Liquidation proceeds shall be in cash or property (which need not be distributed proportionately) or partly in both, as determined by the Manager.  In the case of a distribution of property, the Manager shall endeavor, to the extent feasible, to distribute to each Member the property which such Member had previously contributed to the Company.  No Member shall be obligated to restore a negative balance in its Capital Account following the distribution of liquidation proceeds.

(d)           If at the time of liquidation the Manager shall determine that an immediate sale of some or all Company property would cause undue loss to the Members, the Manager may, in order to avoid such loss, defer liquidation.

(e)           Upon the completion of the winding up of the Company, a certificate of cancellation shall be delivered for filing by the Company to the Secretary of State of the State of Texas.  The certificate of cancellation shall set forth the information required by the Act.  The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property of the Company has been distributed to the Members.

Section 19.                                Amendment.  These Regulations may be amended by the unanimous written consent of all Members.

Section 20.                                Entire Agreement.  These Regulations, including the Exhibits hereto,  which by this reference are incorporated herein and made a part hereof, constitute the entire agreement and understanding among the Members with respect to the Company and supersede all prior agreements and understandings, both written and oral, with respect to that subject.

Section 21.                                Governing Law.  These Regulations shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the principle of conflict of laws thereof and such federal laws as would otherwise apply.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered these Regulations as of the date first above written.

/s/ John K. H. Linnartz
John K. H. Linnartz

WESTERN MUSTANG HOLDINGS LLC

By:	/s/ Sardar Biglari
	Name:	Sardar Biglari
	Title:	Chief Executive Officer

Signature Page to
Amended and Restated
Limited Liability Company Regulations

Schedule A

Member John K. H. Linnartz	Initial Membership Percentage 49.00%	Initial Capital Contribution $10,091.00	Initial Capital Account $10,091.00
Western Mustang Holdings LLC	51.00%	$10,502.00	$10,502.00
Totals	100.00%	$20,593.00	$20,593.00

A-1

Schedule B

Special Allocations.  The following special allocations shall be made in the following order:

1.
Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(f) of the Tax Regulations, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-2(g) of the Tax Regulations.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Tax Regulations.  This paragraph is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Tax Regulations and shall be interpreted consistently therewith.

2.
Partner Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Tax Regulations, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Tax Regulations, shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Tax Regulations.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Tax Regulations.  This paragraph (2) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Tax Regulations and shall be interpreted consistently therewith.

3.
Qualified Income Offset.  In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6) of the Tax Regulations, items of Company income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Tax Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided, that an allocation pursuant to this paragraph (3) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this schedule have been tentatively made as if this paragraph (3) were not in this schedule.

4.
Gross Income Allocation.  In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of the amounts such Member is obligated to restore pursuant to the terms of these Regulations or is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704 2(g)(1) and 1.704 2(i)(5) of the Tax Regulations, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided, that an allocation pursuant to this paragraph (4) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this schedule have been made as if paragraph (3) and this paragraph (4) were not in these Regulations.

5.	Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated among the Members in proportion to their Membership Percentages.

6.
Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Tax Regulations.

7.
Mandatory Allocations Under Section 704(c) of the Code.  In the event Section 704(c) of the Code or Section 704(c) of the Code principles applicable under Section 1.704 1(b)(2)(iv) of the Tax Regulations require allocations of Profits or Losses in a manner different than that set forth above, the provisions of Section 704(c) of the Code and the Tax Regulations thereunder shall control such allocations among the Members.  Any item of Company income, gain, loss and deduction with respect to any property (other than cash) that has been contributed by a Member to the capital of the Company or which has been revalued for Capital Account purposes pursuant to Section 1.704 l (b)(2)(iv) of the Tax Regulations) and which is required or permitted to be allocated to such Member for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution shall be allocated solely for income tax purposes using the traditional method.

8.           Definitions:

a.           “Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(1)           Credit to such Capital Account the minimum gain chargeback that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704 2(g)(1) and 1.704 2(i)(5) of the Tax Regulations; and

(2)           Debit to such Capital Account the items described in Sections 1.704 1(b)(2)(ii)(d)(4), 1.704 1(b)(2)(ii)(d)(5), and 1.704 1(b)(2)(ii)(d)(6) of the Tax Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704 1(b)(2)(ii)(d) of the Tax Regulations and shall be interpreted consistently therewith.

b.           “Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Tax Regulations.

c.           “Nonrecourse Liability” has the meaning set forth in Section 1.704 2(b)(3) of the Tax Regulations.

d.           “Partner Nonrecourse Debt” has the meaning set forth in Section 1.704-2(b)(4) of the Tax Regulations.

e.           “Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704 2(i)(3) of the Tax Regulations.

f.           “Partner Nonrecourse Deductions” has the meaning set forth in Sections 1.704 2(i)(1) and 1.704 2(i)(2) of the Tax Regulations.

g.           “Partnership Minimum Gain” has the meaning set forth in Sections 1.704-2(b)(2) and 1.704 2(d) of the Tax Regulations.

h.           “Tax Regulations” shall mean any final, temporary or proposed regulations promulgated by the Treasury Department pursuant to the Code.